UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 18, 2005

Administaff, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Administaff, Inc.

Item 1.01. Entry into a Material Definitive Agreement

On February 18, 2005, the compensation committee of the board of directors approved accelerating the vesting of all remaining unvested common stock options. The vesting of approximately 1,104,000 common stock options with a weighted average exercise price of $9.16 was accelerated, which will result in the company recognizing additional stock-based compensation expense of $790,000 in the first quarter of 2005. The primary purpose of the accelerated vesting is to eliminate future compensation expense the company would otherwise recognize in its income statement with respect to these accelerated options subsequent to the July 1, 2005 effective date of FASB Statement No. 123(R) (“FASB 123(R)”). The estimated maximum future expense that is eliminated is approximately $5.9 million, including $823,000 in the second half of 2005. Therefore, the total stock-based compensation expense in 2005, including amounts related to the recently announced restricted stock awards, will approximate $1.0 million and $2.2 million in the first quarter and full year, respectively.

The following table sets forth additional information with respect to the accelerated options.

Name	Number of shares issuable under accelerated options	Weighted average exercise price
Paul J. Sarvadi Chairman of the Board and Chief Executive Officer	109,000	$9.80
Richard G. Rawson President	81,000	$9.75
A. Steve Arizpe Executive Vice President of Client Services and Chief Operating Officer	82,000	$9.77
Jay E. Mincks Executive Vice President of Sales and Marketing	70,000	$9.67
John H. Spurgin, II Senior Vice President of Legal, General Counsel and Secretary	56,000	$9.84
All other employees	706,000	$8.83
Total	1,104,000	$9.16

Modification of option vesting terms, under fixed accounting, results in immediate recognition of compensation expense equal to the difference between the common stock market price and the option exercise price, at the date of modification, for those options that would have otherwise cancelled absent the acceleration.

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Administaff, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADMINISTAFF, INC.

By:	/s/ John H. Spurgin, II
John H. Spurgin, II
Sr. Vice President, Legal, General Counsel and Secretary

Date: February 25, 2005